EXHIBIT 4.143

Asset Sale and Purchase Agreement dated March 23, 2004 by and between API Electronics,

Inc. and Islip Transformer & Metal Co.

ASSET SALE AND PURCHASE AGREEMENT

THIS ASSET SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 23, 2004 (the “Effective Date”) by and among API Electronics, Inc., a Delaware corporation having offices at 375 Rabro Drive, Hauppauge, New York 11788 (“Purchaser”) and Islip Transformer & Metal Co., Inc., a New York corporation having offices at 820 Shames Drive, Westbury, NY 11590 (the “Seller”). The Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Seller desires to sell certain assets (the “Assets”) enumerated below on the terms and conditions contained in this Agreement; and

WHEREAS, the Purchaser desires to purchase the Assets on such terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1	SALE AND PURCHASE OF ASSETS

1.1	Assets Purchased. The Seller hereby sells its right, title and interest in and to all of its assets, including but not limited to all existing Department of Defense contracts set forth on Schedule “A” (the “Contracts”), the Seller’s CAGE Code, the right to use the Seller’s name, all test fixtures, test equipment, plans, specifications and files relating to previous contracts performed by Seller for the Department of Defense, inventory, equipment and furniture (collectively the “Assets”), but specifically excluding the contracts set forth on Schedule “B” (the “Retained Contracts”), cash and accounts receivable, and the Purchaser hereby purchases the Assets, for the purchase price and on the terms and conditions set forth herein.

1.2	Purchase Price. The consideration for the sale of the Assets by the Seller shall be the sum (the “Purchase Price”) of $50,000 (the “Cash Payment”) plus ten (10%) percent of the amount of confirmed orders received pursuant to the Contracts set forth on Schedule “A” (the “Percentage Payment”).

1.3	Allocation of Purchase Price. The Purchase Price shall be allocated as follows:

Inventory	$10,000
Machinery & Equipment	$39,000
Trade Name, Trademarks and Goodwill	$10,000

The Seller and the Purchaser each represent to the other that they will file Internal Revenue Service Form 8594, “Asset Acquisition Statement Under Section 1060”, with their Federal income tax returns for the respective tax years for which the transactions contemplated hereby must be reported. The Seller and the Purchaser each further represent to the other that on such Form, they will report the information regarding the Purchase Price and the allocation thereof as are set forth in this Agreement.

1.4	Limited Assumption of Liabilities. The Purchaser assumes all obligations under the Contracts (the “Specifically Assumed Liabilities”), including but not limited to all invoices for components relating to the Contracts which have not yet been delivered or paid for, or if delivered and paid for, Purchaser will reimburse Seller for same, and for which Seller has not received progress payments. Seller represents that no progress payments have been received on the Contracts. The Purchaser shall not assume or be bound by any obligations or Liabilities of the Seller other than the Specifically Assumed Obligations. Seller shall remain liable for all of its liabilities other than the Specifically Assumed Obligations.

1.5	Closing.

1.5.1	The closing of the transactions contemplated under this Agreement (the “Closing”) is taking place as of March 31, 2004 (the “Closing Date”), at the offices of the Seller.

1.5.2	At the Closing, the Seller is conveying all its right, title and interest in and to the Assets to the Purchaser pursuant to instruments of transfer; and the Seller and the Purchaser are executing and delivering to one another an Assignment and Assumption Agreement for all the Contracts.

1.6	Terms of Payment. The Purchase Price shall be paid $50,000 at the Closing and the Percentage Payment shall be paid periodically as payments, including progress payments, are received by Purchaser on Contracts set forth on Schedule “A”. Each payment shall be an amount equal to ten (10%) percent of the sums received and shall be paid within ten (10) days of receipt thereof. Purchaser shall, at Seller’s request, periodically provide Seller with information on the status of each Contract.

1.7	Sales Tax. No part of the Purchase Price is allocable to tangible personal property subject to sales tax in the State of New York. Purchaser covenants and agrees to indemnify and hold Seller harmless, immediately upon demand, from any costs or expenses which may arise in the event the State asserts that any additional sales taxes are due by reason of the transactions contemplated by this Agreement.

1.8	Completion of Retained Contracts Following Closing. Following the Closing, the Purchaser will assist the Seller in completing the Retained Contracts by providing the services of its employees at reasonable times requested by the Seller. The Seller shall reimburse the Purchaser for the hourly cost of such employees to the extent utilized by the Seller in this regard. If such reimbursement payment is not timely made, Purchaser may deduct such unpaid amounts from any sums due Seller or Judith Dubitsky, upon five (5) days written notice of intent to so proceed. All benefits and obligations with respect to the Retained Contracts shall remain with the Seller.

2	REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to Purchaser that all of the statements contained in this Section 3 are correct and complete as of the date of this Agreement.

2.1	Organization, Qualification and Power. The Seller is a corporation duly formed, validly existing and in good standing under the laws of New York. The Seller has all requisite power and authority to conduct its business and to sell or transfer the properties owned and/or used by it.

2.2	Authorization of Transaction. The Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

2.3	Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any applicable statute, regulation, law, rule or common law doctrine, or (ii) violate or conflict with any judgment, order, decree, stipulation, injunction, charge or other restriction of any governmental body, governmental agency or court to which the Seller is subject, or any provision of the Seller’s Certificate of Incorporation.

2.4	Assets; Title to Assets. The Seller owns good and marketable title, free and clear of all liens or encumbrances, to all of the Assets which it is selling to the Purchaser pursuant hereto, except the lien of Sterling National Bank which will be satisfied on closing.

2.5	Survival of Representations and Warranties. All representations and warranties of the Seller set forth in this Agreement shall survive the Closing for one (1) year.

3	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

3.1	Organization; Qualification and Power. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of Delaware. The Purchaser has all requisite power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

3.2	Authorization of Transaction. The Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

3.3	Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any applicable statute, regulation, law, rule or common law doctrine, or (ii) violate or conflict with any judgment, order, decree, stipulation, injunction, charge or other restriction of any governmental body, governmental agency or court to which the Purchaser is subject, or any provision of the Purchaser’s Certificate of Formation.

3.4	Survival of Representations and Warranties. All representations and warranties of the Purchaser set forth in this Agreement shall survive the Closing for one (1) year.

4	MISCELLANEOUS

4.1	Further Assurances. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party.

4.2	No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

4.3	Entire Agreement. This Agreement (including the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

4.4	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the other Parties. Purchaser may assign this contract to any wholly-owned subsidiary on written notice to Seller.

4.5	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

4.6	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

4.7	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

4.8	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.

4.9	Expenses. Each Party shall pay its own expenses related to the transactions contemplated by this Agreement.

4.10

Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. The term “include” and its derivatives shall have the same construction as the phrase “include, without limitation,” and its derivatives. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Sale and Purchase Agreement as of the date first above written.

API Electronics, Inc., Purchaser	Islip Transformer & Metal Co., Inc., Seller

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE “A”

CONTRACTS IN HOUSE

SP0905-04-D-5329

$68470.00

DSCC

ADMINISTRATOR: JOANNE BOGNER 614-692-8553 PHONE

Joanne.bogner@dla.mil

QUANTITY	DESCRIPTION
82	RELAY BOXES

PARTS ON ORDER:

P.O. 0401-3 DEUTSCH RELAY	$36,960.00
P.O. 0401-4 A & L SHEET METAL	$5163.00

TO BE ORDERED:

CONNECTORS - $1179.16

WIRE - $1840.00

HARDWARE - $1400.00

I.D. PLATES - $152.52

SP0451-04-M-2577

$74820.00

DSCR

ADMINISTRATOR: HAROLD ROYCE 804-279-5133 PHONE

Harold.Royce@dla.mil

QUANTITY	DESCRIPTION
60	FLEX CABLE ASSEMBLY

MATERIALS: APPROX $39,000.00 (NOT YET ORDERED)

SP0451-04-D-0806

ESTIMATED VALUE FOR BASE YEAR $538,200.00

DELIVERY ORDER 0001 $294,840.00

DSCR

ADMINISTRATOR: IRENE BASKERVILLE 804-279-6311 PHONE

Irene.baskerville@dla.mil

QUANTITY	DESCRIPTION
220-460	FLEX CABLE ASSEMBLY

MATERIALS: APPROX $650 PER UNIT (NOT YET ORDERED)

DAAE07-03-P-N221

$38634.00

TACOM - WARREN, MICHIGAN

ADMINISTRATOR: DAVID RAPPAPORT DCMA LONG ISLAND 516-228-5916

david.rappaport@dcma.mil

QUANTITY	DESCRIPTION
33	BACKPLANE ASSEMBLY

PARTS IN HOUSE AND PAID:

33 BACKPLANES@$67.50 EACH $2227.50

PARTS ORDERED BUT NOT IN YET:

CONNECTORS - $24296.25.00 P.O. 0317-1 ARROW ELECTRONICS

PARTS TO BE ORDERED:

CAPACITORS:	$238.00
HARDWARE:	$100.00
COATING:	$265.00 (CASE)

W52H09-04-P-0082

$98,175.00TACOM – ROCK ISLAND

CONTRACT SPECIALIST: MARILYN WILLIAMSON 309-782-5108 PHONE

williamsonm@ria.army.mil

ADMINISTRATOR: DAVID RAPPAPORT DCMA L.I. 516-228-5916

David.rappaport@dcma.mil

PARTS IN HOUSE AND PAID:

$5006.98

PARTS ON ORDER:

$34,740.01 (PURCHASE ORDERS ATTACHED)

PARTS TO BE ORDERED:

HARDWARE:

W31P4Q-04-P-0302

$30,156.00

U.S. ARMY AVIATION AND MISSILE COMMAND

REDSTONE ARSENAL

CONTRACT SPECIALIST: MARGIE AGNEW 256-876-4247 PHONE

margie.agnew@redstone.army.mil

RIGID FLEX ASSEMBLY

QUANTITY: 42

MATERIALS: $15,414.00 (NOT YET ORDERED)

W31P4Q-04-P-0298

$30,500.00

U.S. ARMY AVIATION AND MISSILE COMMAND

REDSTONE ARSENAL

CONTRACT SPECIALIST: MARGIE AGNEW 356-876-4247 PHONE

margie.agnew@redstone.army.mil

CIRCUIT CARD ASSEMBLY

QUANTITY: 50

MATERIALS: $8032.50 (NOT YET ORDERED)

SCHEDULE “B”

RETAINED CONTRACTS

GT-115096-TV2

$95,850.00

RAYTHEON

GT-109520-TV2

$163,280.00

RAYTHEON

SPO430-03-C-2295

$212,774.00

DSCR

DAAB07-03-C-G402

$248,925.00

USACECOM